Exhibit (g)(vi)

AMENDMENT NO. 6

GLOBAL CUSTODY AGREEMENT

Amendment No. 6 dated as of October 1, 2009 (“Amendment No. 6”), to the Global Custody Agreement, dated as of December 31, 2001, as amended (“Agreement”), by and between AXA Premier VIP Trust (“Trust”) and JPMorgan Chase Bank (“JPMorgan”).

The Trust and JPMorgan hereby agree to modify and amend the Agreement as follows:

1.	Schedule B. Schedule B to the Agreement, setting forth the fees paid by the Trust for custody services provided by JPMorgan is hereby replaced in its entirety by Schedule B attached hereto.

2.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 6 as of the date first above set forth.

AXA PREMIER VIP TRUST		JPMORGAN CHASE BANK

By:	/s/ Brian Walsh	By:	/s/ John K. Breitweg
Name:	Brian Walsh	Name:	John K. Breitweg
Title:	Chief Financial Officer and Treasurer	Title:	Managing Director